Exhibit 99.1


           Kerr-McGee Completes Sale of Ammonium Perchlorate Business

     OKLAHOMA CITY (March 13, 1998) -- Kerr-McGee Chemical LLC today closed the sale of its ammonium perchlorate business to AMPAC, Inc., a subsidiary of American Pacific Corp. of Las Vegas, Nev. Kerr-McGee Chemical is wholly owned by Kerr-McGee Corp. (NYSE: KMG).
     The transaction is part of Kerr-McGee's strategy of focusing on its growing worldwide oil and gas exploration and production operations and titanium dioxide pigment business. With the sale of the ammonium perchlorate business, the company completes its exit from the commercial manufacture of this oxidizer for the solid fuels used in space-shuttle launches and military missiles.
     Kerr-McGee is an Oklahoma City-based energy and chemical company with assets of $3.1 billion.